As filed with the Securities and Exchange Commission on January 23, 1998

                                                   Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              NOBILITY HOMES, INC.
             (Exact Name of registrant as specified in its charter)

                 Florida                         59-1166102
          (State or other jurisdiction       (I.R.S. Employer
          of incorporation)                  Identification No.)

           3741 S.W. 7th Street, P.O. Box 1659, Ocala, Florida  34478
               (Address of principal executive offices) (zip code)

                              NOBILITY HOMES, INC.
                              STOCK INCENTIVE PLAN
                            (Full title of the Plan)

                                Terry E. Trexler
                                    President
                              Nobility Homes, Inc.
                       3741 S.W. 7th Street, P.O. Box 1659
                              Ocala, Florida 34478
                     (Name and address of agent for service)

                                 (352) 732-5157
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                              Linda Y. Kelso, Esq.
                                 Foley & Lardner
                                200 Laura Street
                           Jacksonville, Florida 32202
                                 (904) 359-2000


                         Calculation of Registration Fee

                                                     Proposed
     Title of each                    Proposed       maximum
       class of       Amount to       maximum        aggregate      Amount of
     securities to       be           offering       offering      registration
     be registered   registered(1)   per share(2)    price(2)         fee(2)

    Common Stock,      300,000         $19.31      $5,023,437.50     $1,481.91
    $0.10 par          shares
    value

        (1) Plus an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Plan.

        (2) Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the amounts shown are based (i) on 25,000 shares subject to outstanding options having an exercise price of $12.75 per share,
   (ii) 100,000 shares subject to outstanding options having an exercise price of $13.25 per share, and (iii) 175,000 shares reserved for future grants under the plan, the registration fee for which has been calculated on the basis of the average of the bid and asked prices of the registrant's Common Stock as reported on the Nasdaq National Market on January 16, 1998.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

   Item 3.   Incorporation of Documents by Reference.

        The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated herein by reference:

             (a) The registrant's Annual Report on Form 10-K for the year ended November 2, 1996.

             (b) The registrant's quarterly reports on Form 10-Q for the quarters ended February 1, 1997, May 3, 1997 and August 2, 1997.

             (c) The description of the registrant's Common Stock, par value $0.10 per share set forth under the caption "Description of Capital Stock" in the Company's Registration Statement on Form S-3 (No. 333-09857) filed under the Securities Act of 1933; and

        All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

   Item 4.   Description of Securities.

        Not Applicable.

   Item 5.   Interests of Named Experts and Counsel.

        Not Applicable.

   Item 6.   Indemnification of Directors and Officers.

        The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

        The registrant's Bylaws provides that the registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act.

   Item 7.   Exemption from Registration Claimed.

        Not Applicable.

   Item 8.   Exhibits.

      4A.    Nobility Homes, Inc. Stock Incentive Plan

      4B.    Form of Option Award Agreement for Key Employees

       5. Opinion of Foley & Lardner as to the legality of the securities to be issued

     23A.    Consent of Foley & Lardner (included in Opinion filed as Exhibit
             5)

     23B.    Consent of Price Waterhouse LLP

      24. Power of Attorney (included on the signature page of this registration statement)

   Item 9.   Undertakings

        The undersigned hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
   Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Articles of Incorporation or Bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ocala, State of Florida, on January 21, 1998.

                                 NOBILITY HOMES, INC.


                                 By  /s/ Terry E. Trexler
                                   Terry E. Trexler, President


                         SPECIAL POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this registration statement constitutes and appoints Terry E. Trexler and Thomas W. Trexler, and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


   Date:  January 21, 1998            /s/ Terry E. Trexler
                                    Terry E. Trexler
                                    Chairman of the Board of Directors,
                                    President and Chief Executive Officer
                                    (Principal Executive Officer)


   Date:  January 21, 1998            /s/ Thomas W. Trexler
                                    Thomas W. Trexler
                                    Executive Vice President (Principal
                                    Financial Officer)


   Date:  January 21, 1998            /s/ Lynn J. Cramer
                                    Lynn J. Cramer
                                    Treasurer (Principal Accounting Officer)


   Date:  January 21, 1998            /s/ Richard C. Barberie
                                    Richard C. Barberie, Director


   Date:  January 15, 1998            /s/ Robert Holliday
                                    Robert Holliday, Director


   Date:  January 21, 1998            /s/ Robert P. Saltsman
                                    Robert P. Saltsman, Director

                                  EXHIBIT INDEX


      4A.    Nobility Homes, Inc. Stock Incentive Plan

      4B.    Form of Option Award Agreement for Key Employees

       5. Opinion of Foley & Lardner as to the legality of the securities to be issued

     23A.    Consent of Foley & Lardner (included in Opinion filed as Exhibit
             5)

     23B.    Consent of Price Waterhouse LLP

      24. Power of Attorney (included on the signature page of this registration statement)